EXHIBIT 99.1

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Financial Statements
December 31, 2013 and 2012

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Index
December 31, 2013 and 2012

Contents	Page

Report of Independent Auditors..................................................................................................................	1 and 2

Financial statements:

Consolidated balance sheets.......................................................................................................................	3

Consolidated statements of comprehensive income...................................................................................	4

Consolidated statement of changes in stockholders’ equity........................................................................	5

Consolidated cash flow statements.............................................................................................................	6

Notes to the consolidated financial statements...........................................................................................	7 to 30

Venta de Boletos por Computadora, S. A. de .C. V. and
subsidiaries
Report of Independent Auditors
December 31, 2013

Report of Independent Auditors

To the Board of Directors and Shareholders:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of comprehensive income, changes in stockholders´ equity and cash flow present fairly, in all material respects, the financial position of Venta de Boletos por Computadora, S. A. de C. V. and its subsidiaries at December 31, 2013, and the results of their operations and their cash flow for the year then ended in conformity with Mexican Financial Reporting Standards. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these consolidated statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The consolidated financial statements referred to above have been presented in conformity with the Mexican Financial Reporting Standards which vary in certain significant respects from Accounting Principles Generally Accepted in the United States of America (United States). Information relating to the nature and effect of such differences are presented in Note 19 to the consolidated financial statements.

PricewaterhouseCoopers, S. C.

/s/: Maximino Manuel Sañudo Bolaños
Maximino Manuel Sañudo Bolaños
Audit Partner

Mexico City, June 27, 2014

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Balance Sheets
December 31, 2013 and 2012

Amounts expressed in Mexican pesos

		December 31,
		2013		2012
Assets				Unaudited
CURRENT ASSETS:
Cash and cash equivalents (Note 6)	Ps	269,272,118	Ps	313,905,060
Accounts receivable for ticket sales (net of allowance for doubtful of Ps1,908,369 and Ps697,680 in 2013 and 2012)		22,526,032		8,357,845
Related parties (Note 8)		161,813,782		321,829,938
Income tax recoverable		36,246,031		19,924,762
Costs of future events		10,768,527		10,790,570
Other accounts receivable		903,711		4,062,429
Total current assets		501,530,201		678,870,604

FURNITURE AND EQUIPMENT - Net (Note 9)		35,396,023		36,176,926

EXPENSES TO AMORTIZE AND OTHER ASSETS –TO AMORTIZE - Net (Note 10) Ps41,047,522 and Ps30,178,809 in 2013 and 2012		50,120,521		51,292,934

DEFERRED INCOME TAX (Note 15)		17,246		—
Total assets	Ps	587,063,991	Ps	766,340,464

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Suppliers	Ps	36,851,498	Ps	36,411,533
Accounts payable and accrued liabilities		213,972,536		323,293,287
Related parties (Note 8)		15,373,107		5,242,549
Value added tax payable		5,573,071		5,785,064
Revenue from future events		2,999,863		2,999,863
Total current liabilities		274,770,075		373,732,296

DEFERRED INCOME TAX (Note 15)		—		684,813
Total liabilities		274,770,075		374,417,109

STOCKHOLDERS’ EQUITY (Note 12):
Capital stock		21,854,275		21,854,275
Share premium		2,628,300		2,628,300
Retained earnings		283,940,824		364,340,821
Majority stockholders’ equity		308,423,399		388,823,396
Non-participation controlling		3,870,517		3,099,959

Total stockholders’ equity		312,293,916		391,923,355

COMMITMENTS AND CONTINGENCIES (Notes 16 and 17)
Total liabilities and stockholders’ equity	Ps	587,063,991	Ps	766,340,464

The accompanying nineteen notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Comprehensive Income
December 31, 2013 and 2012

Amounts expressed in Mexican pesos

		Year ended
		December 31,

		2013		2012
				Unaudited

Service revenue (Note 13)	Ps	674,977,500	Ps	647,657,909
Cost of services (Note 14)		(200,496,744)		(203,185,833)

Gross profit		474,480,756		444,472,076

Operating expenses (Note 14)		(123,254,359)		(97,343,606)

Operating income		351,226,397		347,128,470

Comprehensive financing result:
Interest income - Net		28,322,731		28,289,378
Exchange gain - Net		281,878		473,785

Comprehensive financing income - Net		28,604,609		28,763,163

Income before the following provision		379,831,006		375,891,633

Provisions for (Note 15):
Current income tax		(113,162,504)		(102,330,759)
Deferred income tax		702,059		(6,390,917)

		(112,460,445)		(108,721,676)

Net income for the year	Ps	267,370,561	Ps	267,169,957

Distribution net income consolidate for the year:
Participation controlling	Ps	266,600,003	Ps	266,763,073
Non participation controlling		770,558		406,884

		267,370,561		267,169,957
Other Comprehensive income		—		—

Comprehensive income	Ps	267,370,561	Ps	267,169,957

The accompanying nineteen notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statement of Changes in Stockholders’ Equity
(Note 12)
For the years ended December 31, 2013 and 2012

						Retained earnings
		Capital		Share								Profit of
		stock		premium		Holding		Subsidiary		Total		no controller		Total

Balances at December 31, 2011 (Unaudited)	Ps	21,854,275	Ps	2,628,300	Ps	221,872,462	Ps	85,493,528		307,365,990	Ps	—	Ps	331,848,565

Dividends received		—		—		49,999,996		(49,999,996)		—		—		—

Change in minority interest		—		—		—		—		—		3,099,959		3,099,959

Comprehensive income for the year (Note 3p)		—		—		198,768,057		67,995,016		266,763,073		—		266,763,073

Dividends paid		—		—		(209,788,242)		—		(209,788,242)		—		(209,788,242)

Balances at December 31, 2012 (Unaudited)		21,854,275		2,628,300		260,852,273		103,488,548		364,340,821		3,099,959		391,923,355

Dividends received		—		—		55,499,996		(55,499,996)		—		—		—

Change in minority interest		—		—		—		—		—		770,558		770,558

Comprehensive income for the year (Note 3p)		—		—		195,726,404		70,873,599		266,600,003		—		266,600,003

Dividends paid		—		—		(347,000,000)		—		(347,000,000)		—		(347,000,000)

Balances at December 31, 2013	Ps	21,854,275	Ps	2,628,300	Ps	165,078,673	Ps	118,862,151	Ps	283,940,824	Ps	3,870,517	Ps	312,293,916

The accompanying nineteen notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Cash Flow Statements
December 31, 2013 and 2012

Amounts expressed in Mexican pesos

		Year ended
		December 31,

Operating activities		2013		2012
				Unaudited

Income before income tax	Ps	379,831,006	Ps	375,891,633
Depreciation and amortization		25,762,961		18,231,118
Interests gained		(28,322,731)		(28,289,378)

		377,271,236		365,833,373

(Increase) decrease in receivables and other		(55,290,144)		35,004,201
Decrease (increase) in related parties		170,146,715		(266,742,248)
(Decrease) increase in suppliers and other payables		(109,092,780)		21,578,749
Decrease in revenue from future events		—		(9,070,704)
Income tax paid		(85,580,347)		(119,224,222)

Operating activities net cash flow		297,454,680		27,379,149

Investing activities

Investment in furniture and equipment		(14,202,412)		(18,149,114)
Interests collected		28,322,731		28,289,378
Other related		(9,978,499)		(24,428,393)

Investing activities net cash flow		4,141,820		(14,288,129)

Financing activities

Non participation controlling		770,558		3,099,959
Dividends paid		(347,000,000)		(209,788,242)

Financing activities net cash		(346,229,442)		(206,688,283)

Net cash decrease and temporary investment		(44,632,942)		(193,597,263)

Cash and cash equivalents at beginning of year		313,905,060		507,502,323

Cash and cash equivalents at end of year	Ps	269,272,118	Ps	313,905,060

The accompanying nineteen notes are an integral part of these financial statements

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Amounts expressed in Mexican pesos

Note 1 - Company activities:

Venta de Boletos por Computadora, S.A. de C.V. (VBC or the Company) is a subsidiary of OCESA Entretenimiento, S. A. de C. V. in turn a subsidiary of Corporacion Interamericana de Entretenimiento, S. A. B. de C. V., which was incorporated under Mexican Laws with a duration of 99 years, and whose purpose is mainly:

a.	Ticket sales through automated sales systems for all types of shows, telemarketing services in and out of phone calls.

b.	The marketing database generated by their activities. VBC is also holding company.

The Company and its subsidiaries do not have employees, which means that all administrative and operating services are rendered by affiliated companies.

The accompanying consolidated financial statements include VBC and its subsidiaries Servicios Especializados para la Venta Automatizada de Boletos, S. A. de C. V. (SEVAB) of which the Company possesses stock holding to the 100% and ETK Boletos, S. A. de C. V., of which the Company possesses stock holding to 72.5% equity. (See Note 7).

Note 2 - Preparation basis:

The accompanying consolidated financial statements at December 31, 2013 and 2012, fairly meet the provisions of the MFRS to show a fair presentation of the Company's financial position. The MFRS state that the International Financial Reporting Standards (IFRS), the International Accounting Standards (IAC), International Financial Reporting Interpretations (IFRIC) and the Interpretation Committee (SIC) are a suppletory part of the MFRS when the absence of the MFRS requires it. Accordingly, the Company, with the purpose of recognizing, valuing, and disclosing its own particular transactions, applies the suppletory IFRS, Interpretations and SIC issued by the International Accounting Standards Board (IASB); in its case IAS-18 “Revenue”.

MFRS of retrospective and/or prospective for accounting changes and MFRS effective as of January 1, 2013 and 2012:

As of January 1, 2013, the Company retrospectively adopted the following MFRS and their Interpretations, issued by Consejo Mexicano para la Información Financiera and Desarrollo de Información Financiera (CINIF) and which became effective as of the aforementioned date.

MFRS B-3 “Comprehensive income statement”. Establishes the rules for the presentation of the comprehensive income as a result of adding other comprehensive income (OCI) plus the net profit or loss of the period. It states that for the presentation of the comprehensive income the first choice is to present all items comprising the net profit or loss as well as the OCI to get to that result in only one statement. The second choice is to present the comprehensive result in two separated statements, the first named “statement of income” only with the items comprising the net profit or loss of the period and the second

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

“statement of income” only with the items comprising the net profit or loss of the period and the second named “statement of other comprehensive income” beginning with the net profit or loss of the period and following with OCI to get to the comprehensive result.
MFRS B-4 “Statement of changes in stockholders' equity”. Establishes the rules for disclosing: i) initial stockholders' equity balances, ii) adjustments due to the retrospective application of accounting changes and misstatement correction, iii) initial adjusted balances, iv) movements of owners, v) changes in reserves, vi) comprehensive income and vii) ending balances of stockholders' equity.

MFRS B-6 “Statement of the financial position”. States in only one standard the structure of the financial position statement, as well as the related presentation and disclosure standards.

MFRS B-8 “Consolidated or combined financial statements”. The definition of control is modified in order to state that “an entity controls another participating entity when it has power over it to lead its relevant activities; it is exposed or has the right for variable returns from such participation, and has the ability to affect those returns through its power over the investee. The concepts of “protective rights”, “principal”, “agent”, and “structured entity” are introduced and the concept of “special purpose entity” (SPE) is eliminated within the assessment of significant influence and control.

MFRS C-7 “Investment in associates, joint ventures and other permanent investment”. The name of the standard is modified to make it consistent with its new objective and scope that now also includes joint ventures. It establishes that investments in joint ventures should be accounted for by the application of the equity method. The concept of SPE is eliminated and instead the concept “structured entity” is presented to identify the existence of control, joint control or significant influence. This new standard requires more disclosure than the former that is repealed.

MFRS C-21 “Joint control agreements”. Establishes the definition of an agreement with joint control and states that there are two types: joint operation and joint venture. It points that joint operations can or cannot be structured through a vehicle, while joint ventures always have a vehicle. It establishes that a participant in a joint venture should recognize its interest in it as a permanent investment and value it based on the equity method. This MFRS converges with IFRS 11.

Improvements to MFRS.

MFRS C- 5 “Advanced payments”, Bulletin C-9 “Liabilities, provisions, contingent assets and liabilities and commitments” and Bulletin C-12 “Financial instruments with characteristics of liabilities, equity or both”. Obligations issuance costs should be presented as a reduction in the corresponding liability and should be applied to income based on the effective equity method. Previously, it was provided that such costs should be recognized as deferred charges and, therefore, an asset was recognized for the costs of issuance in different items of the statement of financial position.

MFRS D-4 “Income tax”. It clarifies the recognition of current and deferred taxes related to transactions or events that do not pass through the income of the period should be done. It is now clear that there are transactions or events recognized directly in the item of stockholders 'equity, in which case the related taxes are also recognized directly in such shareholders' equity item, since previously only referred to the related to other comprehensive income.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Bulletin D-5 “Leasing”. It eliminates the diversity that existed in practice for the treatment of initial direct costs (costs directly incurred associated with the negotiation and consummation of the lease) and provides that such costs incurred are recognized based on an accrual basis, as it is considered a benefit is obtained over time from them.

MFRS A-1 “Structure of financial reporting standards” and Bulletin C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. It specifies the meaning of likely mentioned that is when there is certainty that the future event will occur based on information, evidence or data available.

MFRS B-3 “Comprehensive income statement”. It removes the references to other income and expenses mentioned in the Appendixes.

MFRS B-7 “Business acquisitions”. It removes the concept of non-ordinary items from the comprehensive income statement

Bulletin B-14 “Earnings per share”. It specifies the determination of ordinary shares potentially dilutive in interim periods.

MFRS B-15 “Translation of foreign currencies” It specifies the presentation of cumulative translation effect associated with non-controlling interest.

Bulletin C-15 “Impairment in the long-lived assets value and their disposal”. It modifies the Bulletin C-15 in order to include in the impairment indicators the potential impact of a significant increase in market interest rates.

Financial statements authorization

The accompanying consolidated financial statements and their notes were authorized to be issued on March 6, 2014, by George González and Beata Baczyk Wolinska whom have legal authorization to approve financial statements and their notes except for the Note 19 which were authorized for issuance on June 27, 2014 by Gerardo Ledesma.

Note 3 - Summary of significant accounting policies:

The most significant accounting policies are summarized as follows, which have been consistently applied in the reporting years, unless otherwise indicated.

The MFRS require the use of some critical accounting estimates in the preparation of the financial statements. Also, management judgment is required in the process of defining the Company’s accounting policies. The areas including a higher degree of judgment or complexity, and that the assumptions and estimates are significant to the statements consolidates are described in Note 4.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Inflation effects in financial information

According with the provisions in the MFRS B-10 “Inflation Effects” (MFRS B-10), the Mexican economy is not in an inflationary environment, since there has been a cumulative inflation below 26% (threshold to define that an economy should be considered as inflationary) in the most recent three year period. Therefore, as of January 1, 2008 it has been required to discontinue the recognition of the inflation effects in the financial information (disconnection from inflationary accounting). Consequently, the figures of the accompanying financial statements at December 31, 2013 and 2012 are stated in historical Mexican pesos (Ps Mex) modified by the cumulative inflation effects on the financial information recognized up to December 31, 2007.

The inflation percentages are indicated as follows:

	December 31,

	2013	2012
	(%)	(%)

Yearly by inflation	3.97	3.57
Cumulative inflation for the last three years	12.26	12.26

a.Consolidation

The consolidated financial statements include the figures of VBC and its subsidiary mentioned in Note 1. All significant balances and transactions among the consolidated companies have been eliminated. The consolidation was carried out on the basis of audited financial statements.

b.Cash and cash equivalents

Cash and cash equivalents, including cash balances, bank deposits and other highly liquid investments with minor risks by changes in value. (See Note 6).

c.Ticket sales accounts receivable

The accounts receivable for ticket sales balance represents the VBC recoverable amount related to the sale of tickets through credit cards. The company collects these accounts receivable in a period between 7 and 15 days.

d.Cost of future events

Cost of future events include prepaid travel services and ticket printing as well as the ticket inventory which are charged to the income statement when they are used.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

e.Furniture and equipment

At December 31, 2013 and 2012, the furniture and equipment, are expressed as follows: i) acquisitions subsequent to January 1, 2008, at their historical cost and ii) acquisitions until December 31, 2007 of national origin at their restated value determined by applying National Consumer Price Index (NCPI) factors to their acquisition value until December 31, 2007.

Property, plant and equipment are subject to annual impairment tests only when there are impairment indicators. Accordingly, they are expressed at their modified historical cost, less the cumulative depreciation and, if it is the case less, the impairment losses. The annual impairment tests are part of cash generating unit, therefore, as of December 31, 2013 and 2012 company didn’t have impairment problems.

Depreciation is calculated by the straight line method based on the estimated useful lives of the assets estimated by the Company’s management applied to the furniture and equipment values, (see Note 9).

f.    Unamortized expenses

As of at December 31, 2013 and 2012, unamortized expenses and other assets are expressed as follows:
i) items acquired since January 1, 2008, at historical cost and ii) items acquired until December 31, 2007, at restated values determined by applying NCPI factors until December 31, 2007 to their acquisition costs.

g.    Intangible assets

The intangible assets are recognized when they meet the following conditions: are identifiable, provide future economic benefits and the Company has control over such benefits. The intangible assets are classified as follows:

i.Definite life: are those which expected future economic benefits is limited by any legal or economic condition and are amortized in straight line, based on the best estimate of their useful life and are subject to annual impairment testing when impairment indicators are identified.

ii.Indefinite useful live, which are not amortized but subject to annual impairment assessment.

h.    Suppliers

This item includes obligations with suppliers for purchases of goods or services acquired in the normal course of Company’s operations. When collectability is expected in a period of one year or less from the closing date (or in the normal operating cycle of the business if this cycle exceeds this period), they are presented as current liabilities. If the above is not complied, they are presented as non-current liabilities.

i.    Accounts payable

Accounts payable for ticket sales, represents the balance to be settled at the companies promoting future events.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

j.    Provisions

The provisions of liabilities represent present obligations for past events in which it is probable an expenditure of economic resources. The provisions have been registered under the better estimate carried out by the Administration.

k.    Deferred income tax and deferred flat tax

The deferred income tax and/or flat tax are recorded based on the comprehensive asset-and-liability method, which consists of recognizing a deferred tax on all temporary differences between the book and tax value of assets and liabilities to be materialized in the future. The Company and its subsidiary recognized deferred income tax since the Company’s financial and tax projections indicate that they would pay income tax in the future (see Note 15).

l.    Revenue from future events

Revenue from future events represents future advertising space sales, which are applied to income when the customer uses those advertising spaces, such as: the VBC bulletin “La Guía de Entretenimiento”, the tickets and envelopes, as well as advertising by telephone and internet.

m.    Revenue from commissions on ticket sales and advertising

Revenue from commissions on ticket sales are recorded as income when the tickets are sold and the commission represents a percentage of the ticket value. The Company delivers the value of the tickets sold to the venue at which the event took place within two working days after the event is finished. Tickets sold in advance are recorded as a liability payable to the venue where the event will take place.

n.    Stockholders’ equity

The Capital stock, the net premium in shares issuance and thereafter and the retained earnings, are expressed as follows: i) movements done since of January 1, 2008 at historical cost, and ii) movements done before January 1, 2008 at indexed values determined through the application to their originally determined values of factors derived from the NCPI up to December 31, 2007. See Note 12. Consequently, the different stockholders equity concepts are expressed at modified historical cost.

o.    Other Comprehensive income

The other comprehensive income (OCI) are composed of the result from translation of foreign operations, the change in fair value of cash flow hedges, participation in the OCI of associates as well as income taxes relating to the OCI. The OCI represent revenues, costs and expenses while already accrued, are pending completion which is expected in the medium term and its value may change due to changes in the fair value of assets or liabilities that gave origin, so it may not come to fruition in part or in full. The OCI are recycled when they are no longer made and recognized as a separate component in stockholders’ net capital to be recognized in income (loss) the period in which the asset or liability that gave rise to take place.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

p.    Comprehensive income

The comprehensive income comprises the net income, as well as those departures that for specific disposition of the MFRS are required, which is reflected in the capital stock and do not constitute equity payments, reductions and distributions. The comprehensive income amounts of 2013 and 2012 are expressed at modified historical pesos.

Costs, expenses and additional line items presentation in the income statement

The Company presents costs and expenses in the income statement under the classification criterion based on the function of items, which main characteristic is to take away the sales costs from the other costs and expenses based on the items nature since it breaks the costs and expenses items addressing the specific essence of the entity’s type of cost or expense.

Additionally, in order to obtain a better analysis of its financial position, the Company has deemed necessary to present separately the amount of the operating profit in the income statement as such information is a common disclosure practice of the sector which the entity belongs to.

q.    Revenue recognition

The revenues from services of phone marketing of entering and exiting of phone calls, tickets sales and commercialization of data basis are registered when they are carried out and sales services are rendered.

The Company and its subsidiaries make estimates and projections about future events to recognize and measure certain financial statement items. The resulting recognized accounting estimates may differ from actual results or events.

The doubtful estimation account is recognized basing an administration analysis and it’s considered reasonably enough to absorb losses according to company politics.

r.    Exchange gain (loss)

Transactions in foreign currencies are initially recorded at the recording currency applying the exchange rates prevailing on the dates they are entered into and/or settled. Assets and liabilities denominated in such currencies are translated at the exchange rate prevailing on the balance sheet date. Exchange gain or loss differences arising from fluctuations in the exchange rates between the transaction and settlement dates, or valuation at the period closing are recognized in the income as a component of the financing comprehensive result (FCR) with exception of those exchange differences that, as a part of the eligible assets cost, are capitalized with other components of FCR.

Note 4 - Accounting estimates:

The Company and its subsidiaries make estimates and projections about future events to recognize and measure certain financial statement items. The resulting recognized accounting estimates may differ from actual results or events. The estimates and projections that have a significant risk of material adjustments on assets and liabilities recognized during the following year are detailed below.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

The Company is subject to tax on income (in many jurisdictions). Significant judgments are required to recognize the current and deferred income tax. There are many transactions and calculations for which accurate tax determination is uncertain. The Company recognizes a liability for those matters observed in tax audits which are considered likely resulting in the determination of tax additional to that originally caused. When the outcome of these processes is different to the estimated liability, the differences are recognized in the deferred and/or current income tax.

Note 5 - Foreign currency position:

a.	The figures in this note are stated in U.S. dollars (Dls.), except for exchange rates.

As of December 31, 2013 and 2012, the company and its subsidiaries had the following foreign currency monetary assets and liabilities:

		December 31,

		2013		2012
				Unaudited
Assets	Dls.	223,508	Dls.	326,302
Liabilities		(262,317)		(870,227)

Net short position	(Dls.	38,809)	(Dls.	543,925)

b.
At December 31, 2013 and 2012, the exchange rate was Ps13.08 and Ps12.97 per dollar, respectively. At the date of issuance of the audited financial statements, the exchange rate was Ps13.25 per US dollar, approximately.

c.	The most significant foreign currency transactions carried out by the company were as follows:

		Year ended
		December 31,

		2013		2012
				Unaudited
Sales	Dls.	553,289	Dls.	337,519
Costs and operating expenses		(2,493,967)		(2,292,285)
Royalties cost		(250,000)		(250,000)
Interest income		(5,075)		(1,028)

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Note 6 - Cash and cash equivalents:
The cash, cash equivalents and temporary investments balance at December 31, 2013 and 2012 are mainly comprised by cash at banks including foreign currency amounts and temporary investments, which are available to be used and subject to non-significant value change risks. The analysis of such balance is shown as follows:

	Year ended
	December 31,

		2013		2012
				Unaudited

Cash	Ps	166,890	Ps	111,000
Bank deposits		4,644,228		10,168,606
Liquid investments		264,461,000		303,625,454

Total of cash and cash equivalents	Ps	269,272,118	Ps	313,905,060
Liquid investments are subject to several kinds of risk, the principal ones are those related to operating market, term associated interest rates, exchange rates and credit and liquidity market risks.

Note 7 - Equity investments in subsidiaries:

See below main consolidated subsidiaries in which maintained control and equity method was recognized:

	Percentage of
	holding
Company	2013 and 2012	Main activity

Servicios Especializados para la Venta	100%	Provide Administrative, technical,
Automatizada de Boletos, S. A. de C. V. (SEVAB)		marketing and technology services during the ticket sales.

ETK Boletos, S. A. de C. V. [1]	72.5%	Automated Ticket sales.

[1] Established on April 9. 2012.

In order to the consolidated financial statements were used the subsidiaries statements at December 31, 2013 and 2012, and for the periods ending on those dates.

Note 8 - Balances and transactions with related parties:

As pointed on Note 1, the Company is direct subsidiary of Ocesa Entretenimiento, S. A. de C. V.; with it the Company just maintains a pure subsidiary/holding relationship.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

The balances receivable from and payable to related parties at December 31, 2013 and 2012 were as follows:

		December 31,
Accounts receivable:
		2013		2012
Affiliate				Unaudited

Operadora de Centros de Espectáculos, S. A. de C. V.	Ps	123,494,980	Ps	186,256,883
Solo Ele-Mentum, S. A. de C. V.		36,209,674		38,004,393
Administradora Mexicana del Hipódromo, S. A. de C. V.		476,509		479,751
Televisa, S. A. de C. V.		361,965		228,134
Servicios Corporativos CIE, S. A. de C. V.		335,983		203,219
Ocesa Promotora, S. A. de C. V.		321,177		95,706,331
Futbol del Distrito Federal, S. A. de C. V.		274,726		812,185
Servicios Compartidos de Alta Dirección, S. A. de C. V.		108,770		—
Unimarket, S. A. de C. V.		105,014		—
Others		124,984		139,042

	Ps	161,813,782	Ps	321,829,938

Accounts receivable are without an expiration term and no warranty also accrues monthly interest of TIIE plus two points.

	December 31,
Accounts payable:
		2013		2012
Affiliate				Unaudited

Make Pro, S. A. de C. V. [1]	Ps	—	Ps	2,239,738
Servicios Administrativos del Entretenimiento, S. A. de C. V.		14,168,015		1,947,241
Needish México, S. A. de C. V.		754,456		922,699
TicketMaster LLC CA		445,716		108,084
Servicios Compartidos en Alta Dirección, S. A. de C. V.		—		23,523
CIE Servicios Profesionales, S. A. de C. V.		—		1,264
Others		4,920		—

	Ps	15,373,107	Ps	5,242,549

(1)	Represents redeem outstanding tickets

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

During the years ended December 31, 2013 and 2012, the Company carried out the following operations with related parties:

Income from affiliated companies for:		2013		2012
				Unaudited
Commissions and charges from ticket sales	Ps	44,701,324	Ps	38,561,577
Sponsorship income		24,040,630		46,115,108
Equipment leasing		1,045,966		1,192,281
Interest		24,571,823		20,794,221
Other income		449,471		477,697

Costs and expenses with affiliated companies for:

Personnel, administrative and security services	(Ps	81,481,390)	(Ps	63,550,312)
Corporate fees		(6,995,765)		(7,011,551)
Lease of properties		(9,420,446)		(9,095,728)
Advertising commissions		(4,878,378)		(2,524,699)
Other expenses		(2,807,228)		(2,072,759)
Network services		—		(600,638)

Stockholders cost:

Royalties		(3,184,687)		(3,318,462)
Other		(3,358,465)		(5,043,526)

Note 9 - Analysis of furniture and equipment:

The investment in furniture and equipment at December 31, 2013 and 2012 was as follows:

					Annual
	December 31,				depreciation
					or amortization
		2013		2012	rate (%)
				Unaudited
Computer and peripheral equipment	Ps	147,591,720	Ps	138,507,208	30
Telephone equipment		10,970,794		10,970,794	10
Furniture and equipment		12,997,240		10,447,002	10
Radio and communication equipment		742,515		742,515	10
Transportation equipment		3,265,307		3,131,898	25
		175,567,576		163,799,417
Accumulated depreciation and amortization		(140,171,553)		(127,622,491)

	Ps	35,396,023	Ps	36,176,926

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

The depreciation recorded in the income statement of 2013 and 2012 amounts Ps 16,937,069 and
Ps 13,620,259 respectively which are recognized in the operating expenses.

There are fully depreciated assets amounts of Ps 110,989,253 and Ps 103,072,941 at December 31, 2013 and 2012 respectively.

Note 10 - Unamortized expenses and others assets:

Intangible assets at December 31, 2013 and 2012 are as follows:

Intangible assets		2013		2012
				Unaudited
Access to property ticket sales (stadium March 3, concerts, bullring and others	Ps	38,646,426	Ps	28,950,126
Software EDB-Ticket		6,715,900		6,715,900
Amortization		(16,994,773)		(7,005,078)

Subtotal		28,367,553		28,660,948

E-Ticket Brand		1,900,100		1,900,100
Non-compete agreement - ETK boletos [1]		5,600,000		5,600,000

		35,867,653		36,161,048

Other assets		14,252,868		15,131,886

Intangible assets	Ps	50,120,521	Ps	51,292,934

(1)
The Agreement non-compete agreement with ETK - Tickets will be valid for as long as required to maintain the quality as any shareholders and / or employees of ETK-Tickets for an additional 5 years from the date they have lost both grades for any cause, with the understanding that shall be computed individually for each bound.

Note 11 - Analysis of liability provisions:

Following is an analysis of the movements of the liability provisions at December 31, 2013 and 2012:

		2013		2012
				Unaudited
Beginning balance	Ps	19,613,233	Ps	23,952,990

Increases		23,178,581		19,573,340
Applications		(17,207,291)		(23,085,870)
Cancellations		(2,405,942)		(827,227)

Ending balance	Ps	23,178,581	Ps	19,613,233

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

The balance of provisions are grouped within accrued liabilities.
Note 12 - Stockholders’ Equity:

Capital stock

As of December 31, 2013 and 2012, the company’s capital stock is comprised of 21,854,275, respectively ordinary nominative shares, with a par value of one Mexican historical peso each, and which are classified in two series, as follows:

Number of
shares	Description		Amount

17,975	“A” shares, serial representing the minimum fixed
	capital stock, without the right to withdrawal	Ps	17,975

32,025	“B” shares, serial representing the minimum fixed
	capital stock, without the right to withdrawal		32,025

50,000	Subtotal		50,000

10,529,241	“A” shares, serial representing the variable portion
	of capital stock, with an unlimited maximum		10,529,241

4,095,148	Serial “A-1” share, serial representing the variable
	portion of capital stock, with an unlimited maximum		4,095,148

7,179,886	“B” shares, serial representing the variable portion
	of capital stock, with an unlimited maximum		7,179,886

21,854,275	Capital stock	Ps	21,854,275

In the event of a capital reduction, the procedures of the Income Tax Law arrange that any excess of stockholders’ equity over capital contributions is accounted with the same tax treatment as dividends, established in accordance with the procedures in the law of income tax.

Retained earnings

On June 28, 2013, without the benefit of a stockholders meeting, the stockholders’ agreed to declare and pay dividends in the amount of Ps 347,000,000. Ps 236,899,472 of which come from the net tax profit account, also by the difference of Ps 110,100,528 which generated a tax of Ps 35,208,000 not come from CUFIN.

On June 29, 2012, without the benefit of a stockholders meeting, the stockholders’ agreed to declare and pay dividends in the amount of Ps 209,788,242.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

The net income of the year is subject to the legal disposition that requires that, at least, a 5% of the income of each exercise is destined to increase the legal reserve until this is equal to import the fifth part of the social paid capital.

In October 2013 the Chamber of Senators and Representatives approved the issuance of a new Law on Income Tax (Income Tax Law) which came into force on January 1, 2014. Among other things, this Act sets a tax of 10% by the profits generated as of 2014 to dividends paid to foreign residents and Mexican individuals, it also states that for the years 2001-2013, the net taxable profit is determined in terms of the Income Tax Law in force in the fiscal year concerned.

The company and subsidiaries do not consolidate for tax purposes.

Dividends paid are not subject to income tax, if paid out from the net tax profit account (CUFIN by its Spanish acronym) and will be taxed at a rate that fluctuates between 4.62% and 7.69% if they are paid from the reinvested net tax profit account. Any dividends paid in excess of this account are subject to a tax equivalent to 42.86%, if paid in 2014. The current tax is payable by the company and may be credited against its income tax for the same year or the following two years or in its case against the Flat tax of the period. Dividends paid coming from profits previously taxed by income tax are not subject to withholding tax or additional tax payment.

Note 13 - Revenue analysis:
Operations and integrations of revenue of December 31, 2013 and 2012 are show as follows:

Revenue:		2013		2012
				Unaudited

Internal charges	Ps	475,660,149	Ps	420,907,764
Credit card recovery		76,768,584		63,925,550
Entertainment guide		58,098,889		104,421,860
Advertising		31,779,756		48,673,663
Others		25,997,094		9,729,072
Services imports		6,673,028		—

	Ps	674,977,500	Ps	647,657,909

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Note 14 - Costs and expenses analysis:

Operations and integration of costs and expenses at December 31, 2013 and 2012 are show as follows:

Costs:		2013		2012
				Unaudited

Commissions	(Ps	99,026,297)	(Ps	89,767,670)
Entertainment guide		(24,831,235)		(38,468,155)
Administrative services		(9,824,573)		(11,877,803)
Computing		(8,738,649)		(9,567,919)
Tickets		(11,256,987)		(9,477,623)
Other costs		(13,856,584)		(12,918,288)
Advertising		(1,946,142)		(7,673,666)
Non-capital assets		(6,254,009)		(6,991,675)
Professional services		(2,727,745)		(4,260,955)
Royalties		(3,188,521)		(3,322,462)
Lease		(1,758,555)		(2,224,092)
Maintenance		(846,404)		(1,622,306)
Production		(7,415,151)		(402,360)

		(191,670,852)		(198,574,974)

Amortization		(8,825,892)		(4,610,859)

	(Ps	200,496,744)	(Ps	203,185,833)
Expenses:

Administrative services	(Ps	76,119,895)	(Ps	55,945,736)
Lease		(10,713,477)		(10,661,315)
Others expenses		(13,102,308)		(9,821,966)
Corporative share		(6,363,209)		(6,561,550)
Computing		(18,401)		(732,780)

		(106,317,290)		(83,723,347)

Depreciation and amortization [1]		(16,937,069)		(13,620,259)

	(Ps	123,254,359)	(Ps	97,343,606)
(1) Included written-off of furniture and equipment

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Note 15 - Income tax, and special unique flat tax:

a.	New income tax law (new ITL)

During October 2013 the Chamber of Senators and Representatives approved the issuance of a new Law on Income Tax (new ITL) which came into force on January 1, 2014, repealing the Income Tax Law issued on January 1 2002 (previous ITL). The new ITL captures the essence of the previous ITL; however, makes significant changes among which we can highlight the following:

i.	Amendment mechanics to accumulate the income from alienation forward and generalizes the method to determine the gain on disposal of shares.

ii.	Provides the mechanism to determine the opening balance of the capital account of contributions (CUCA by its Spanish acronym) and CUFIN and establishes a new mechanism for recovery Tax Assets (TA).

iii.	Establishes an income tax rate for 2014 and the following years of 30%, in contrast to previous ITL establishing a rate of 30%, 29%, and 28% for 2013, 2014 and 2015, respectively.

The Company has reviewed and adjusted the deferred tax balance at December 31, 2013, considering in determining the temporary differences applying these new provisions, whose impacts are detailed in the reconciliation of the effective tax rate presented below. However, the effects on limiting deductions and other previously listed will apply from 2014 and mainly will affect the tax paid from that year.

In 2013 and 2012, VBC and subsidiaries determined a tax profit of $377,208,348 and $341,112,580, which in case of VBC exceeds the determined for Flat tax purposes. The tax result differs from the accounting result, mainly in such items cumulative by the time and deducted differently for accounting and tax purposes, by the recognition of the inflation effects for tax purposes, as well as such items only affecting either the accounting or tax result.

The reconciliation between the statutory and the effective income tax rates is shown below:

		Year ended
		December 31,

		2013		2012
				Unaudited

Income before income tax provisions	Ps	379,831,006	Ps	375,891,634

Statutory income tax rate		30%		30%

Income tax at statutory rate		113,949,301		112,767,490
Plus (less) effect of the income tax on:
Inflation		(2,737,567)		(3,392,111)
Nondeductible expenses or (taxable income)		1,080,281		1,572,046
Other items		168,430		(2,225,749)

Maximum charge to income for income tax	Ps	112,460,445	Ps	108,721,676

Effective income tax rate		30%		29%

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

At December 31, 2013 and 2012, the principal temporary differences on which deferred income tax was recorded are shown below:

		December 31,
		2013		2012
				Unaudited

Costs of future events	(Ps	10,768,527)	(Ps	10,790,570)
Expenses to amortize		(19,520,034)		(17,052,821)
Furniture and equipment		2,259,235		2,249,904
Revenue of future events - Net		2,999,863		2,999,863
Liability provisions and estimations		23,178,581		19,613,233
Allowance for doubtful accounts		1,908,369		697,680

		57,487		(2,282,711)
Income tax rate		30%		30%

Deferred income tax asset (liability)	Ps	17,246	(Ps	684,813)

b.	Flat tax

i.
Flat Tax of the 2013 and 2012 is calculated at the 17.5% rate on the profit determined with base on the cash flows, such net income represents the difference between the total income collected by taxable activities, less the authorized tax deductions. In addition, it is also allowed to reduce this amount with the Flat tax credits, based on the procedures established in the effective law and the rate change effect of temporary differences has been recognized in previous periods.

The Company and its subsidiaries had not recognized any deferred tax as it was not causing flat tax so that repeal had no effect on the financial statements of the Company.

ii.	According with the effective tax law, the Company must pay annually the higher tax between Income tax and Flat tax.

During October 2013 the Chamber of Senators and Representatives approved the repeal of the Act of Flat Tax (flat tax) published on October 1, 2007, so that, after the entry into force of the Decree approved in October 2013, will void the resolutions and general administrative provisions and resolutions to questions, interpretations, authorizations or permits issued to individual capacity on the tax for the Flat Tax Law that are repealed.

In 2013 and 2012 VBC and SEVAB determined a tax profit of Ps260,938,530 and Ps68,397,225, respectively, and ETK determined a tax loss of Ps1,557,347 in 2012, VBC and SEVAB determined a tax profit of Ps299,537,378 and Ps347,429,864, respectively and ETK determined a tax loss of Ps9,129,468. The result differs from the accounting result mainly because, for accounting purposes, the transactions are recognized on the basis of the accrued while for tax purposes, these are recognized on the basis of the cash flow and for such items only affecting the accounting or tax result of the year.

he

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Note 16 - Commitments:

a.
Offices: BVC signed an agreement with OCESA, an affiliated company for the use of office space, and for providing certain cleaning and security services at said spaces located within the premises of the “Palacio de los Deportes” in Mexico City. This agreement grants the company use of the facilities it uses as office space and its call center in this city. The company pays to OCESA a monthly fixed fee. In addition, VBC has signed a lease agreement with an individual, involving a building located in the city of Guadalajara, Jalisco, to house its offices in that city. VBC pays a fixed fee for this building lease which annually increases based on the NCPI.

b.
“Offices: Servicios Especializados para la Venta Automática de Boletos, S. A. de C. V. (SEVAB) has signed agreements with OCESA, an affiliated company, for the use of space and to the provision of certain cleaning and security services in these areas located inside the Palacio de los Deportes, Mexico City. This agreement gives SEVAB use of facilities used to their offices. OCESA SEVAB paid monthly to a fixed amount”.

c.
As part of its daily business activities, VBC and ETK boletos are engaged in the distribution and sale of tickets to certain artistic events to be conducted in the immediately following year. In this regard, certain amounts are received from third parties for the purchase of tickets to said events. The Company holds these amounts in cash, so that if the events in question are not held, the amounts should be returned in accordance with the applicable legal provisions. At December 31, 2013 and 2012, cash and cash equivalents included deposits totaling, received from said third parties for the eventual acquisition of tickets Ps 203,213,308 and 313,692,752 respectively.

d.
Ticketmaster Brand Name and System. BVC entered into license agreements (expiring on March 31, 2015) with Ticketmaster Corporation for use of the TicketMaster brand names and system, paying a fixed royalty fee denominated in dollars.

There is no guarantee that those permits or contracts will be extended or renewed, or that the new conditions agreed to will be the same. Nevertheless, on the basis of experience, the Company’s management considers that the permits and contracts are renewable under similar terms to those currently in effect, when they expire.

Note 17 - Contingencies:

a.
Under the provisions of the Income Tax Law, parties carrying out operations with related parties, either resident in Mexico or abroad, are subject to tax limitations and obligations as the determination of transfer prices concerns, which must be similar to those agreed with unrelated parties in comparable transactions.

In the event of an official review, the tax authorities could consider that the above-mentioned prices are not in line with the provisions of the Law, in which case, aside from restatement and surcharges, the tax authorities could impose fines of up to 100% of any omitted taxes.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

b.
On May 14, 2012, VBC filed a request at the Zapopan Municipal Treasury for confirmation that it is not subject to payment of the Tax on Public Entertainment regulated by the Municipal Treasury Law for the State of Jalisco, and therefore, that articles 13 (section I) and 50 of the Zapopan Jalisco Revenue Law do not apply to it with respect to fiscal year 2012, as well as article 131 Bis-A of the Municipal Treasury Law for the State of Jalisco, due to the fact that it is engaged in issuing tickets by electronic means, but not in exploitation of public entertainment events. Official communication dated July 5, 2012, issued by the Director of Revenue of the Zapopan Municipal Treasury, resolved that because they receive payment corresponding to the cost of tickets, companies handling electronic ticket sales (such as Venta de Boletos por Computadora, S. A. de C.V.) become jointly liable in terms of payment of the tax on public entertainment. The above official communication represented the first act, for Venta de Boletos por Computadora, S. A. de C. V., in terms of applying the provisions that regulate the Tax on Public Entertainment, due to which, on August 3, 2012, an appeal was filed for injunction against this law. On August 31, 2012, a motion was filed for stay of execution. Through an agreement dated September 5, 2012, the company was granted a temporary stay of execution. Through the September 26, 2012 resolution, the company was granted a definitive stay of execution to have the corresponding authorities abstain from collecting the Tax on Public Entertainment from the claimant, in accordance with articles 13 and 50 of the Revenue Law of the Municipality of Zapopan Jalisco. In addition, the precautionary measure is to take effect prior to depositing with the Municipal Treasury Department of the Municipality of Zapopan, Jalisco of the cash amount ultimately incurred by the company corresponding to the Tax on Public Entertainment, in accordance with articles 13 and 50 of the Revenue Law of the Municipality of Zapopan Jalisco, for fiscal year 2012, thus securing the tax debt. Through the sentence handed down on December 12, 2012, the District Judge determined to dismiss the injunction, considering that the company's juridical interest is not affected, until it is directly required to pay the tax. In light of the above, on December 28, 2012, an appeal was filed by the tax authorities against said court decision, and the matter was turned over to the Third Collegiate Court with file no 36/2013, which was in turn sent to the Ninth Collegiate Circuit Court of the Auxiliary Center of the First Region, located in Cuernavaca, Morelos, for resolution. The Ninth Collegiate Circuit Court of the Auxiliary Center for the First Region, located in Cuernavaca Morelos, handed down a sentence on May 3, 2013, confirming the judgment under appeal and therefore, dismissing the injunction, with which the matter is thus definitely concluded, with said resolution causing no damage to the company.

c.
On July 24, 2012, the Procedures Department of the Mexican Better Business Bureau (PROFECO) issued a resolution, sanctioning VBC for an alleged violation of article 10 of the Consumer Protection Act, as it considers that marketing and sale of the service denominated “La Guia” consists of a an unfair practice for the consumer, imposing a Ps1,690,331 fine, in addition to obligating the company to stop marketing “La Guía” as it has so far. A motion for review was filed against said resolution, with a second resolution issued on October 25, 2012 by said Procedures Department, declaring the company's grievances unfounded.

d.
In light of the above, on January 21, 2013, an action for annulment * was filed against the resolution that confirmed the sanction. The Eighth Regional Metropolitan Chamber of the Federal Tax and Administrative Court received the action for annulment, which is currently under analysis by the proper authorities. The Company's attorneys believe there is a high probability that the sanction imposed on the Company as a result of this procedure will be lifted.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

e.
On 22 June 2012 the Directorate of Advertising and Standards PROFECO to OCESA information required for his alleged role in the violation of various rules generated by the sale of tickets for public performances through the internet portal www.ticketbis.com.mx OCESA mx relief such request the July 6, 2012, stating that the probable cause of the offending behavior was the company Evandti, S. A. de C. V. for that reason is intended to be left to consider OCESA as likely responsible for the unlawful conduct and start a new legal process against the company Evandti, SA de C.V. In September 21, 2012 the company notified the request for information. Meanwhile OCESA and VBC facts filed complaints against PROFECO Evandti Company, S. A. de C. V. for violations of the Federal Consumer Protection, which are processed with the file number PFC.B.B.13/000065/2012, which could be accumulated with the file number PFC.B.B.13/000054/2011. In this procedure is intended to integrate more violations of the Federal Protection Consumer Law different from the violation of advertising rules. By official memorandum number SPS/DGP/0660/2013, dated on June 13, 2013, “PROFECO” determined the exclusion of OCESA respect to the procedure followed by the resale of tickets, noting that the procedure will continue only against Evandti, SA de C.V.

f.
VBC and its subsidiaries are regularly called by the Federal Consumer when consumers of their services do not consider the conditions in which they are offered and complain to this office. Sometimes the administrative authority has brought some fines for alleged violations of administrative procedures to the law of matter, of which there are currently four process complaints in conciliation stage, twenty one cases are on the Federal Court of Fiscal and Administrative Justice and four lawsuits on other Federal courts, regarding several fines or penalties between Ps2,000 to Ps102,933 that they all together add up to approximately Ps400,000. At the date, the Company has not suffered any prejudice by these complaints and all similar processes has been release of the of the resolutions that have been imposed, so the opinion of advisors of VBC, is not a material contingency, and it is very unlikely that any of these amounts are payable, or where appropriate, that the above criteria that has never condemned VBC to pay amounts due to these causes are reversed.

g.
VBC filed a request with the Mexican Industrial Property Institute (MIPI) for a declaration of the infractions committed by Wal-Mart de México, S. A. B. de C. V. (“Wal-Mart”), for improper use of the “La Guía de Entretenimiento” brand owned by VBC. In its counterclaim, Wal-Mart requested that VBC’s brand be declared invalid. The authorities declared VBC’s requested as well-grounded and determined that Wal-Mart had committed the infractions in question, and imposed a fine of 2,500 days minimum salary in effect in Federal District, and dismissed Wal-Mart’s request for VCB’s brand to be declared invalid. That decision was challenged by Walmart in the Federal Courte of Fiscal and Administrative Justice. On September 11, 2013, the Judges of the Federal Tax Court issued a favorable judgment to VBC recognizing the validity of the resolution issued by the Mexican Industrial Property Institute (MIPI), namely, the administrative declaration of infringement is confirmed regarding the “LA GUIA DE ENTRETENIMIENTO” brand, by the part of Walmart, is confirmed a fine of 2,500 days minimum salary, and it is confirmed that the “LA GUIA DE ENTRETENIMIENTO” brand is owned by VBC.

h.
VBC requested that the infractions be declared against Wal-Mart, for improper use of the reservation of rights to the “La Guía de Entretenimiento” publication, in the following genres: Periodic publications, qualifying as a guide, to which Wal-Mart responded by filing a request for statement of administrative action for nullity of VBC’s reservation of rights. The National Copyrights Institute (“INDAUTOR”) ruled in favor of VBC and dismissed Wal-Mart’s counterclaim. This resolution was

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

contested by Wal-Mart at the Federal Tax Courts, which ruled in favor of VBC on September 13, 2012, recognizing the validity of the resolution issued by the INDA, confirming that the reservation of rights to exclusive use of the the title LA GUÍA DE ENTRETENIMIENTO was duly granted. Dissatisfied with said resolution, Wal-Mart filed a request for injunction against said sentence, to which, on May 7, 2013, VBC responded as injured third party in the injunction proceedings.. In the opinion of OCESA’s advisors, the authorities may confirm the validity of the resolution, and once the sentence has been executed, the IMPI could dictate a resolution, declaring WAL-MART’S infraction for commercial purposes, and consequently, imposing a fine; the UNDAUTOR could dictate a resolution invalidating and/or dictating the expiration of the reservation of rights to WALMART AHORRAS DINERO. VIVES MEJOR. GUÍA DE ENTRETENIMIENTO obtained by Wal-Mart.

i.
On November 22, 2010, VBC contested the April 19, 2010 resolution, whereby INDAUTOR dismissed the action for renewal of the reservation of rights for exclusive use of the “La Guía de Entretenimiento” Title, in the magazine genre, against which VBC filed an appeal at the Federal Tax Courts. This proceeding is currently in the pleadings phase. In the opinion of VBC’s advisors, the authorities may possibly demand that INDAUTOR renew said registration. However, as a preventive measure, VBC has obtained a new registration for said publications, which is currently in effect.

j.
On October 1, 2012, an action for annulment was brought to the Chamber specialized in intellectual property matters of the Federal Tax and Administrative Court against the resolution issued by coordinating office C for trademark examination regarding rejection of hallmark Laguíatm.tv, requested by VBC. On April 30, 2013, the Tax Courts handed down a sentence, ordering the IMPI to issue Title of the brand. Dissatisfied with said resolution, Teléfonos de México, S. A. B. DE C. V. filed for constitutional protection of civil rights known as an “amparo” against granting of the Laguíatm.tv trademark, arguing that it is mistaken for its TL trademark. VBC answered the amparo and presented arguments in the corresponding trial. No sentence has yet been issued in this regard. In the opinion of our advisors, it is possible the authorities will confirm the sentence and grant VBC the Laguíatm.tv hallmark.

k.
ETK Boletos, S.A. de C.V. contested the rejection statements of the following brands in process: 1298297, 01 800 E TICKET, in class 9, No. 1272799, E-TICKET, in class 42 and No. 1276202, E TICKET TU ACCESODIRECTO Y DISEÑO, in class 9, as well as commercial notice No. 75946, E TICKET TU ACCESO DIRECTO, in class 9 at the Regional Chamber for Intellectual Property Matters, which are still to be admitted.

l.	VBC filed an appeal against rejection of the TRAVEL TICKET brand, in process No.1303262, in class 39 at the Regional Chamber for Intellectual Property Matters. The appeal has yet to be admitted.

m.
The Legal Representative of Trébol Beat filed a lawsuit against the promoter of the September 22, 2011 LADYTRON show at Six Flags. Although the tickets to said event were sold through the Ticket, aster system, the Public Prosecutor’s Office had VBC provide the sales report for the event, which was duly submitted. VBC's external advisors consider there is a high probability that it will be held harmless from any responsibility related to this incident.

n.
VBC and its subsidiaries regularly contracts the services of specialists in areas such as security, cleaning, access control, production, mounting, assembling and other similar services required to conduct its business activities and held multiple contracts with third parties undertake to develop

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

activities for VBC and its subsidiaries. Under the provisions of the labor legislation and recent amendments thereto on the subject of social security, some of the contractors or workers of these service providers may take steps for VBC and its subsidiaries to be considered the beneficiary of those services or responsible for possible related contingencies.

o.
According to the agreements of the shareholders of the Corporacion Interamericana de Entretenimiento, S. A. B. de C. V. (“CIE”), is responsible for dealing with, any contingency that is filed against the Company and its subsidiaries which has arisen from acts prior to October 18, 2012, forcing CIE to defend, indemnity and if take out harmless the Company(including the obligation to pay any amount that has to be done is payable by a penalty), so the Company has no record of such procedures, substance directly to CIE by the agreement.

Note 18 - New accounting pronouncements

During December 2013 and 2012, the Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera (CINIF) issued a series of Mexican Financial Reporting Standards (MFRS) and interpretations to those standards, which will become effective as of January 1, 2014, with exception of MFRS C-3 "Accounts Receivable" and MFRS C-20 "Receivable financial instruments" which will become effective as of January 1, 2016, which early application is allowed. Those MFRS and their interpretation are not considered to have a significant affectation in the financial information to be presented by the Company.

2014

MFRS B-12 "Offsetting financial assets and financial liabilities". Establishes standards concerning the rights of compensation to be considered in order to present a financial asset and a financial liability in their offsetting amount within the statement of the financial position, as well as which are the characteristics required contemplating compensation, based on the principle that a financial asset and a financial liability should always be recorded in their offsetting amount and provided the future cash flow of collection or settlement is net.

MFRS C-11 "Stockholders' equity". Establishes the valuation, presentation and disclosure standards for those items comprising stockholders' equity in the statement of the financial position of profit entities. The main changes in relation to the above standard are: it requires the pricing per share to be issued by advances for future capital increases and that it is established that it cannot be repaid before capitalized, in order to qualify as equity, and includes the standard related to financial instruments that at initial recognition are identified as equity.

MFRS C-12 "Financial instruments with features of liability and equity". Establishes the standards for the initial recognition of financial instruments with features of liability and equity in the profit entities' financial statements. The concept of subordination is incorporated.

MFRS C-14 "Transfer and derecognition of financial assets". Establishes the principle of transfer of risks and rewards of ownership of the financial asset, as underlying condition to derecognition. When entities deduct accounts or notes receivable with resources, they must not show the discount amount as a credit to accounts and notes receivable, but as a liability.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Improvements to MFRS:

MFRS C-5 "Advance payments". Establishes the accounting treatment of advanced payments by the purchase of items for which payment is denominated in foreign currency. It also states that impairment losses in the value of advanced payments (and reversals thereof) must be submitted as part of the net profit or loss for the period in the line item that the Company deems appropriate according to its professional judgment, rather than income statement of the period under other income and expenses.

Bulletin C-15 "Impairment in the long-lived assets value and their disposal". Establishes that an impairment loss and its reversal in the value of intangible assets with indefinite lives (including goodwill) should be presented in the income statement of the period in item showing the depreciation and amortization of assets of the cash-generating unit to which such intangible assets are associated. It is not allowed to present impairment losses as part of the costs that have been capitalized in the value of any asset.

The requirement to submit certain operations in the item of other income and expenses is removed from MFRS B-3 "Comprehensive income statement", MFRS B-16 "Financial statements of non-profit entities", MFRS C-6 ""Property, Plant and Equipment", Bulletin C-9 "Liabilities, provisions, contingent assets and liabilities and commitments", MFRS D-3 "Employee benefits", and, instead, the use of those items is left to the discretion of the Company.

Interpretation to MFRS:

Interpretation to MFRS 20 "Accounting effects of the Tax Reform 2014". The Interpretation to MFRS 20 was issued in response to how the accounting effects of the Tax Reform 2014 should be recognized in the financial statements of entities.

2016

MFRS C-3 "Accounts receivable" Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of trade receivables and other receivables in the financial statements of an economic entity. Specifies that the accounts receivable based on a contract represent a financial instrument.

MFRS C-20 "Receivables Financing Instruments" Establishes the valuation, presentation and disclosure for the initial and subsequent recognition of receivables financing instruments in the financial statements of an economic entity operating funding. Discard the concept of intent for the acquisition and holding of these to determine ranking. It adopts the concept of management business model.

The accompanying nineteen notes are an integral part of these financial statements, which were authorized for issuance on March 6, 2014 by the directors that sign the financial statements and their related notes except for the Note 19 which were authorized for issuance on June 27, 2014 by Gerardo Ledesma.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

Note - 19 Summary of Significant Differences between Mexican Financial Reporting Standards and U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with Mexican Financial Reporting Standards (MFRS), which differs in certain significant respects from U.S. Generally Accepted Accounting Principles.(U.S. GAAP) Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by U.S. GAAP and regulations of the Securities and Exchange Commission (SEC). Pursuant to Item 17 of Form 20-F, this reconciliation does not include disclosure of all information that would be required by U.S. GAAP and regulations of the SEC.

I.	Differences in measurement methods

a.
Inflation as from December 31, 2007, inflation accounting was discontinued. The following reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the SEC, it represents a comprehensive measure of the effects of price-level changes in the Mexican economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for both MFRS and U.S. GAAP.

b.
The company provides financing to related parties and interest is determined by using the nominal interest rate as required by MFRS. In accordance with ASC 470 “Debt” the borrower's periodic interest cost shall be determined by using the effective interest method based on the estimated outstanding term of the debt. The effective interest rate used for calculating amortization under the effective interest method generally discounts contractual cash flows through the contractual life of the instrument and amortized over the contractual or expected life.

The Company quantified the effects of the differences in the measurement methods and determined that the impact to the consolidated financial statements were not significant to neither the net income nor the Stockholder´s equity therefore a reconciliation of net income and stockholders' equity from MFRS to U.S. GAAP is not presented.

II.	Additional accounting policies

a.	Consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control to direct its relevant activities, has the right and is exposed to variable returns from its interest and have the ability to affect those returns through its power. In assessing whether the Company controls an entity, the existence and effect of potential voting rights that are currently exercisable or convertible were considered. The existence of control in cases where the Company has no more than 50% of voting rights but it may decide the financial and operating policies is also assessed.

Subsidiaries are consolidated as of the date they are controlled by the Company and are no longer consolidated when the control is lost.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

The Company uses the acquisition method to recognize the business acquisitions. The consideration of the acquisition of a subsidiary is determined based on the fair value of the net transferred assets, the assumed liabilities and the share capital issued by the Company. The acquisition consideration also includes the fair value of such contingent amounts receivable or payable as part of the agreement. The acquisition-related costs are recognized as expenses when incurred. Identifiable acquired assets and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at the acquisition date. The non-controlling interest in the acquiree is recognized at fair value at the acquisition date.

The excess of the consideration paid and the non-controlling interest in the acquiree equity over the fair value of the Company's share in the net identifiable assets of the acquired entity is recognized as goodwill. If such comparison results in a negative amount, as in the case of a bargain purchase, the difference is recognized reducing the acquired non-current assets.

Transactions, balances and unrealized gains and losses resulting from transactions between the consolidated companies have been eliminated. The accounting policies for subsidiaries have been changed to ensure consistency with the accounting policies adopted by the Company, in cases where it was necessary.

The consolidation was carried out by using the financial statements of its subsidiaries.

Transactions with non-controlling shareholders

The Company recognizes transactions with non-controlling shareholders as transactions between shareholders. When a non-controlling interest is acquired, the difference between any consideration paid and the share of the subsidiary acquired measured at their carrying value is recorded in equity. Gains or losses on disposal of an interest in a subsidiary that does not involve the loss of control by the Company are also recognized in equity.

Recording, functional and reporting currency

Due to the recording currency as the functional and reporting currencies of the Company and its subsidiaries and associates is Mexican peso, no translation process was necessary.

b.	Accounts receivables for ticket sales

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific allowances to reduce the amounts of the receivables recorded when a customer’s account matures beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations.

The Company believes that the credit risk with respect to trade receivables is limited due to the massive diversification of its customers.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

c.	Furniture and Equipment - Impairment

The Company tests for possible impairment of furniture and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated undiscounted future cash flows related to the assets to the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect the current fair value. We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values and other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Furniture and equipment are stated at cost at date of acquisition. Depreciation is computed using the straight-line method over their estimated useful lives, which are as follows:

Computer and peripheral equipment - 3 years
Furniture and other equipment - 10 years
Transportation equipment - 20 years

Leasehold improvements are depreciated over the shorter of the economic life or associated lease term assuming the Company exercises renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for asset renewal and improvements are capitalized.

d.	Intangibles

The intangible assets are recognized when they meet the following conditions: are identifiable, provide future economic benefits and the Company has control over such benefits. The intangible assets are classified as follows:

i.
Definite-lived: are those which expected future economic benefits is limited by any legal or economic condition and are amortized on a straight line basis, based on the best estimate of their useful life and are subject to annual impairment testing when impairment indicators are identified.

ii.
Indefinite-lived assets are not amortized but are subject to annual impairment assessment. Depending on facts and circumstances, qualitative factors may first be assessed to determine whether the existence of events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired. If it is concluded that it is more likely than not impaired, then the Company performs a quantitative impairment test by comparing the fair value with the carrying amount.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair value.

The Company test for possible impairment of indefinite-lived intangible assets on at least an annual basis. Based on facts and circumstances, we perform either a qualitative or a quantitative assessment for impairment. If a qualitative assessment is performed, and the existence of events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired, then we perform the quantitative impairment test by comparing the fair value with the carrying amount. When specific assets are determined to be impaired, the cost basis of the asset is reduced to reflect the current fair value.

The Company uses various assumptions in determining the current fair market value of these definite-lived and indefinite-lived intangible assets, including future expected cash flows and discount rates, as well as other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

e. Ticketing Contract Advances

Ticketing contract advances, represent amounts paid in advance to the Company´s clients pursuant to ticketing agreements and are reflected in intangible assets with definite-life if the amount is expected to be recouped or recognized over a period of more than 12 months. Recoupable ticketing contract advances are generally recoupable against future royalties earned by the clients, based on the contract terms, over the life of the contract. Ticketing contract advances, are fixed additional incentives paid by the Company to secure exclusive rights with certain clients and are normally amortized over the life of the contract on a straight-line basis. Amortization of these ticketing contract advances is included in depreciation and amortization in the statements of income.

f.    Revenue

a.	Revenue from future events

Revenue from future events represents future advertising space sales, which are recognized in income when the customer uses those advertising spaces, such as: the VBC bulletin “La Guía de Entretenimiento”, the tickets and envelopes, as well as advertising by telephone and internet.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

b.	Revenue from commissions on ticket sales

Revenue from ticketing operations primarily consists of convenience and order processing fees charged at the time a ticket for an event is sold and is recorded on a net basis (net of the face value of the ticket). Revenue for these ticket service charges collected in advance of the event is recorded as deferred revenue until the event occurs. The Company delivers the face value of the tickets sold to the venue at which the event took place within two working days after the event occurs.

c.	Revenue recognition for services

The revenues from marketing services, commercialization of databases and other services are recognized in the accounting period in which the services are rendered.

III.    Additional disclosure requirements

a.	Fair Value Measurements Disclosures

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 2010, the Company adopted new accounting guidance under ASC 820 that requires additional disclosures including, among other things, (i) the amounts and reasons for certain significant transfers among the three hierarchy levels of inputs, (ii) the gross, rather than net, basis for certain level 3 roll forward information, (iii) use of a “class” rather than a “major category” basis for assets and liabilities, and (iv) valuation techniques and inputs used to estimate level 2 and level 3 fair value measurements.

In addition, ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows.

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Cash equivalents consist of money market funds. Fair values for cash equivalents are based on quoted prices in an active market.

The book value of the account receivables is similar to their fair value and corresponds to current account receivables.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

b.	Certain relationships and related-party transactions

Relationship with Operadora de Centros de Espectaculos, S. A. de C. V.

Operadora de Centros de Espectaculos is an entity that has contracts with show centers and other venues, and maintain business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with Solo Elementum, S. A. de C. V.

Solo Elementum is an entity that has contracts with show centers and other venues, and maintains business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with Servicios Administrativos de Entretenimiento, S. A. de C. V.

Servicios Administrativos del Entretenimiento this entity provides all the administrative services to VBC.

Transactions Involving Executives

VBC does not have transactions that involve executives since the company does not have employees, as mentioned before these services are provided by Servicios Administrativos del Entretenimiento

c.	Intangible and other assets:

Intangible assets at December 31, 2013 and 2012 are as follows:

Definite-lived Intangible assets		2013		2012
				Unaudited

Ticketing contracts - Gross	Ps	38,646,426	Ps	28,950,126
Accumulated amortization		(15,765,370)		(7,005,078)
Software EDB-Ticket - Gross		6,715,900		6,715,900
Accumulated amortization		(1,229,403)

Subtotal		28,367,553		28,660,948

Indefinite-lived Intangible assets

E-Ticket Brand		1,900,100		1,900,100
Non-compete agreement - ETK boletos [1]		5,600,000		5,600,000

Total Intangible assets		35,867,653		36,161,048

Lease hold improvements - Gross		38,305,617		38,327,483
Accumulated amortization		(24,052,749)		(23,195,597)

Total	Ps	50,120,521	Ps	51,292,934

Amortization of definite-lived intangible assets for the years ended December 31, 2013 and 2012 was Ps. 10,868,713 million, and Ps 5,468,011 million, respectively.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

The 2013 and 2012 additions to definite-lived intangible assets from acquisitions have weighted-average lives as follows:

	weighted-
	average
	lives (years)
	2013	2012
		Unaudited

Revenue generating contracts	3	7

The following table presents the Company´s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2013

		Amortization

2014	Ps.	6,205,459
2015		5,427,525
2016		3,461,406
2017		2,950,000
2018		2,053,333

Indefinite-lived Intangibles

The Company has indefinite-lived intangible assets which consist primarily of the intangible value related to trade names and Non-compete agreement. These indefinite-lived intangible assets had a carrying value of $7,500,100 million and $7,500,100 million as of December 31, 2013 and 2012, respectively.

Management signed a Non-compete agreement with the owners of the non-controlling interest; the contract will be effective only if the non-controlling interest determines to sell their ownership on the company. Since Management do not have the elements to determine when the contract will be effective, the non-compete agreement is considered as an in-definitive lived intangible asset.

The Company tests for possible impairment of indefinite-lived intangible assets on at least an annual basis. There was no impairment charge on these assets recorded for the years ended December 31, 2013 and 2012.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

d.	Revenue analysis

Gross versus Net Revenue Recognition

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement. The Company’s revenue, which primarily consists of convenience charges and order processing fees from its ticketing operations, is recorded net of the face value of the ticket as the Company generally acts as an agent in these transactions. These reclassifications do not affect the operating income.

The following table presents the breakdown of the Company’s revenue analysis:

		December 31,
		2013		2012
				Unaudited
Gross Revenue under MFRS
Gross Revenue as reported	Ps	674,977,500	Ps	647,657,909
Reclassification to Net revenue		(76,758,584)		(63,925,550)

Gross Revenue U.S. GAAP		598,218,916		583,732,359
Net Revenue U.S. GAAP		14,247,851		575,081

Total Revenue	Ps	612,466,767	Ps	584,307,440

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

e.	Income tax

The analysis of deferred tax assets and deferred tax liabilities is as follows:

		2013		2012
				Unaudited

Deferred taxes included within:
Assets:
Furniture and equipment	Ps	677,771	Ps	674,971
Deferred revenue		899,959		899,959
Accruals		6,953,574		5,883,970
Allowance for doubtful accounts		572,511		209,304

Total deferred tax assets		9,103,815		7,668,204
Liabilities:
Cost of future events		(3,230,559)		(3,237,171)
Intangible and other assets		(5,856,010		(5,115,846)

Total deferred liabilities		(9,086,569)		(8,353,017)

Net deferred income taxes	Ps	17,246	(Ps	684,813)

f.	Commitments and contingent liabilities

As of December 31, 2013, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year consist of the following:

		Non-cancelable
		Operating Leases

2014	Ps	9,794,815
2015		10,140,572
2016		10,493,463
2017		10,869,129
2018		11,258,244

Total	Ps	52,556,223

g.	New authoritative pronouncements

Accounting standards and amendments issued but not yet applied

In April 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205) - Liquidation Basis of Accounting”. There is minimal guidance in current U.S. GAAP that addresses when it is appropriate to apply, or how to apply, the liquidation basis of accounting. Consequently, there is

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2013 and 2012

diversity in practice. The amendments in this Update are being issued to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The Company is in the process of evaluating the impact of adopting this ASU and does not expect any significant effect in the U.S. GAAP disclosures and financial information.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)”. This new standard requires the netting of unrecognized tax benefits (UTBs) against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. Under the new standard, UTBs will be netted against all available same-jurisdiction loss or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the UTBs. The amendments will be effective for public companies for annual and interim periods in fiscal years beginning after December 15, 2013. The ASU can be adopted early and may be adopted either on a prospective or retroactive basis. The Company is in the process of evaluating the impact of adopting this ASU and does not expect any significant effect in the U.S. GAAP disclosures and financial information.

j. Reclassifications

Certain reclassifications have been made to the 2012 consolidated financial statements to conform to the 2013 presentation. There is no impact to the consolidated financial statements.